Exhibit 99.1

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com
For release:           Immediately
Airgas Announces Redemption of 9.125% Senior Subordinated Notes due 2011
RADNOR, PA — September 27, 2006 — Airgas, Inc. (NYSE: ARG) today announced that it has elected to redeem its 9.125% Senior Subordinated Notes that are due October 1, 2011. The $225 million notes will be redeemed in full on October 27, 2006, at a premium of 104.563%.
A loss on the early extinguishment of debt of approximately $12 million (about $8 million after tax or $0.10 per diluted share) will be recognized related to the redemption premium and the write-off of unamortized debt issuance costs. The loss will be reflected in the fiscal third quarter ending December 31, 2006. The redemption of the Notes will be financed with borrowings under the company’s revolving credit facility. Under existing covenant restrictions, liquidity will not be significantly affected by the redemption of the Notes. Based on current interest rates under the revolving credit facility, interest savings are estimated to be $500 thousand per month.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements
This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations, and releases. These statements include, but are not limited to, statements regarding: redeeming the $225 million notes in full on October 27, 2006, at a premium of 104.563%; recognizing a loss of approximately $12 million (about $8 million after tax or $0.10 per diluted share) related to the redemption premium and the write-off of unamortized debt issuance costs; the loss being reflected in the fiscal third quarter ending December 31, 2006; financing the redemption of the Notes with borrowings under the company’s revolving credit facility; liquidity not being significantly affected by the redemption of the Notes; and interest savings estimated to be $500 thousand per month. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the company’s ability to successfully refinance the notes; fluctuations in market interest rates; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2006, Form 10-Q for the quarter ended June 30, 2006, and other forms filed by the Company with the Securities and Exchange Commission.